EXHIBIT 99

CEL-SCI CORPORATION

 Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus relates to shares (the “Shares”) of common stock (the “Common Stock”) of CEL-SCI Corporation which may be issued pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant, to selected employees of CEL-SCI and other persons, of either shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the “Selling Shareholders”.

CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plans and a 2014 Incentive Stock Bonus Plan. In some cases these plans are collectively referred to as the “Plans”. The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between CEL-SCI and the Plan participants.

The Selling Shareholders may offer the shares from time to time in negotiated transactions through the NYSE American Exchange, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See “Selling Shareholders” and “Plan of Distribution”.

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses of registering the Shares with the Securities and Exchange Commission (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders).

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the “Risk Factors” section of this prospectus, beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July __ 2022.

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AVAILABLE INFORMATION

CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission’s office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

•	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2021 and March 31, 2022;

•	our Current Report on Form 8-K filed with the SEC on June 13, 2022;

•	our Proxy Statement relating to our June 13, 2022 Annual Meeting of Shareholders; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1996 and all amendments and reports updating that description.

CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

CEL-SCI Corporation

8229 Boone Blvd., Suite 802

Vienna, Virginia 223l4

(703) 506-9460

Attention: Secretary

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All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site (www.sec.gov).

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THE COMPANY

We are a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Our lead investigational therapy Multikine® (Leukocyte Interleukin, Injection) is currently in a pivotal Phase 3 clinical trial for patients who are newly diagnosed with advanced (stages III and IV) primary squamous cell carcinoma of the head and neck(SCCHN), Multikine® has received Orphan Drug Status from the U.S. Food and Drug Administration, or FDA. The study was fully enrolled with 928 patients in September 2016.

On June 28, 2021, we announced results from our 9.5 year pivotal Phase 3 study for Multikine®. The Phase 3 results showed a long-term 5-year overall survival (OS) benefit in the treatment arm that received Multikine treatment followed by surgery and radiation (the lower risk to recurrence treatment arm). This survival benefit was robust and durable and added no toxicity to the overall treatment, something not commonly seen with cancer drugs. In fact, the survival benefit increased over time and at 5-years the overall survival benefit reached an absolute 14.1% advantage for the Multikine treated arm over control (n=380, total study patients treated with surgery plus radiation), control arm 48.6%, Multikine arm 62.7% survival.

On May 27, 2022, we announced the American Society of Clinical Oncology (ASCO) published two abstracts related to our pivotal Phase 3 Multikine head and neck cancer clinical trial. The poster was presented by our Chief Scientific Officer, Eyal Talor, Ph.D. at the 2022 ASCO Annual Meeting on June 6, 2022 in Chicago, Illinois. The abstract titles and corresponding links are as follows:

•

“Leukocyte interleukin injection (LI) immunotherapy extends overall survival (OS) in treatment-naive low-risk (LR) locally advanced primary squamous cell carcinoma of the head and neck: The IT-MATTERS study.”

	o	Link to abstract: https://meetings.asco.org/abstracts-presentations/207201

	o	Link to poster: https://cel-sci.com/wp-content/uploads/2022/06/CEL-SCI-ASCO-2022-Poster-6032-June-6-Head-and-Neck-Cancer-1.pdf

•	“Novel algorithm for assigning risk/disease-directed treatment (DDT) choice in locally advanced primary squamous cell carcinoma of the head and neck (SCCHN): Using pretreatment data only.”

	o	Link to abstract: https://meetings.asco.org/abstracts-presentations/207202/

At ASCO 2022 we presented data that showed the following:

•

14.1% absolute advantage in overall survival (OS) at 5-years in the lower-risk-for-recurrence treatment arm (62.7% vs 48.6%) of patients with previously untreated locally advanced primary squamous cell carcinoma of the head and neck (Multikine+CIZ) versus the standard of care (SOC) control patients. Patients in the “lower-risk-for-recurrence” treatment arm are those with no adverse features discovered during surgery and who are therefore supposed to receive radiotherapy only after surgery. However, “lower-risk” does not mean low risk, as this treatment arm without CEL-SCI’s investigational Multikine still saw less than 50% survival 5-years post standard of care treatment alone (control group).

•	Nearly 4-year increase in median survival in this treatment arm (101.7 months for Multikine+CIZ versus 55.2 months for the SOC alone).

•	Objective response before surgery (partial and complete tumor responses):

	o	In 8.5% (45/529) of Multikine-treated patients in the intent-to-treat (ITT) population (n=923) versus zero in the SOC alone (control).

	o	In 16.0% (34/212) of Multikine-treated patients in this treatment arm (n=380) versus zero in the SOC alone (control).

•	Complete tumor response before surgery in five of the early responders, all five of which were in the Multikine+CIZ treatment arm.

•	Objective responses before surgery were prognostic for improved survival and significant for reduced death rate:

	o	In the overall ITT population, 22.2% death rate (n=45) among objective responders before surgery versus 54.1% death rate for the Multikine non-responders (n=484).

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	o	In the Proposed Indication, 17.6% death rate (n=34) among objective responders before surgery versus 42.7% death rate for the Multikine non-responders (n=178).

•

Histopathological analysis confirmed the effect of Multikine, as 61 markers, ratios, and combinations showed a statistically significant effect (two-sided p<0.05) favoring the Multikine+CIZ treatment arm versus the SOC alone (control) for OS, Progression Free Survival (PFS), and Locoregional Control (LRC) outcomes.

•	Additional (confirmatory) progression-free survival (PFS) benefit in the Proposed Indication was observed for Multikine+CIZ versus the SOC alone.

•

Pre-specified analysis of the Proposed Indication was noted and discussed in the original study protocol and pre-specified in the statistical analysis plan. The Proposed Indication comprised about 40% of all study participants.

•	The overall incidence of adverse events and serious adverse events in the Multikine arms was not substantially different versus the SOC alone.

We also presented an algorithm that allows us to select before surgery those patients who are intended to receive only radiotherapy after surgery.

The study used the standard of care treatment for advanced primary head and neck cancer patients as a comparison. The patients received surgery followed by either radiation or chemoradiation (chemotherapy and radiation at the same time), as determined by the physician. This means that there were 2 treatment arms, 1) surgery plus radiation or 2) surgery plus chemoradiation. The arm that received Multikine treatment followed by surgery and radiation showed great survival benefit, but when chemotherapy was added in the second treatment arm, the immunological effect of Multikine was negated. Therefore when the two treatment arms were combined the study did not achieve its primary endpoint of a 10% improvement in overall survival.

However, the analysis of the separate treatment arms was prespecified in the protocol and carried out prior to us becoming unblinded. The OS benefit of 14.1% at 5 years for this treatment arm exceeded the 10% OS benefit set out for the study population as a whole. The OS results for this treatment arm are significant (two-sided p=0.0236, HR=0.68) and the effect is robust, durable and increasing over time. The results from the Phase 3 cancer study proved that Multikine met all of the protocol required benefits stated in the study protocol in patients in the treatment arm receiving surgery and radiation as their standard therapies. Based on this we will be filing for and seeking FDA approval for the use of Multikine in the treatment of advanced primary head and neck cancer in this patient population of about 210,000 patients annually worldwide.

Our investigational immunotherapy Multikine is being used in a different way than cancer immunotherapy is usually used. It is given before any other therapy has been administered because that is when the immune system is thought to be strongest (i.e., as a neoadjuvant). It is also administered locally around the tumors and near the draining lymph node. In the Phase 3 clinical trial, Multikine was given locally for three weeks, five days per week as a first line treatment before surgery, radiation or radiochemotherapy. The goal is to help the intact immune system “see” the cancer and kill the micro metastases that usually cause recurrence of the cancer. In short, we believe that local administration and administration of Multikine before weakening of the immune system by surgery and radiation will result in improved outcomes and better overall survival rates for patients suffering from head and neck cancer.

We are also investigating a peptide-based immunotherapy (CEL-4000) as a vaccine for rheumatoid arthritis using our LEAPS technology platform.

We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our website is www.cel-sci.com. We do not incorporate the information on our website into this Prospectus, and you should not consider it part of this Prospectus.

We make our electronic filings with the Securities and Exchange Commission (SEC), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports. These filings are available on our website free of charge as soon as practicable after they are filed or furnished to the SEC.

In this prospectus, unless otherwise specified or the context requires otherwise, the terms “CEL-SCI,” the “Company,” “we,” “us” and “our” to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

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Our Product Candidates

We are currently focused on the development of the following product candidates and technologies:

1.	Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers;

2.	L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with a product candidate CEL-4000, under development for the potential treatment of rheumatoid arthritis.

None of our product candidates have been approved for sale, barter or exchange by the FDA or any other regulatory agency for any use to treat disease in humans nor has the safety or efficacy of these products been established for any use. There can be no assurance that obtaining marketing approval from the FDA in the United States and by comparable agencies in most foreign countries will be granted.

FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

•	the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;
•	our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceeding;
•	the success of our clinical studies for our product candidates;
•	our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;
•	our expectations regarding federal, state and foreign regulatory requirements;
•	the therapeutic benefits and effectiveness of our product candidates;
•	the safety profile and related adverse events of our product candidates;
•	our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;
•	our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;
•	business disruption and related risks resulting from the recent pandemic of the novel coronavirus 2019 (COVID-19);
•	our expectations as to future financial performance, expense levels and liquidity sources;
•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;
•	anticipated trends and challenges in our potential markets;
•	our ability to attract, retain and motivate key personnel;
•	our ability to continue as a going concern; and
•	our liquidity.

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All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading “Risk Factors” and information elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 are not the only ones facing us. Additional risks and uncertainties not presently known to us may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

The exercise of outstanding warrants and options will cause dilution.

As of June 16, 2022, there were outstanding warrants which allow the holders to purchase 1,310,822 shares of common stock, with a weighted average exercise price of $2.97 per share, and outstanding options which allow the holders to purchase up to 12,984,679 shares of common stock, with a weighted average exercise price of $9.09 per share. The exercise of these outstanding warrants and options will cause dilution to holders of our common stock.

A provision in our Bylaws regarding shareholder claims may not be enforceable.

Article X of our bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with CEL-SCI or its directors or officers, and may have the effect of discouraging lawsuits with respect to claims that may benefit CEL-SCI or its stockholders.

Although it is our intent that this provision applies to actions arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 there is uncertainty as to whether a court would enforce this provision since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations under the Securities Act.

In addition, since this provision in our bylaws applies to state law claims there is uncertainty as to whether any court would enforce this provision.

DILUTION

As of March 31, 2022, we had a net book value was approximately $1.04 per share. An investor will suffer dilution equal in amount to the difference between the price paid for the shares and our net tangible book value at the time of purchase.

USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by certain owners of CEL-SCI’s common stock (the Selling Shareholders) and were issued by CEL-SCI in connection with CEL-SCI’s employee stock option, bonus and compensation plans. None of the proceeds from this offering will be received by CEL-SCI. Expenses expected to be incurred by CEL-SCI in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through which they sell any of the Shares.

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MARKET FOR CEL-SCI’S COMMON STOCK

Our common stock is publicly traded on the NYSE American under the symbol “CVM”. The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NYSE American.

Quarter Ending	High	Low

FY 2020
12/31/2019	$9.74	$6.00
3/31/2020	$17.80	$6.35
6/30/2020	$18.00	$9.64
9/30/2020	$15.10	$11.29

FY 2021
12/31/20	$16.70	$10.76
3/31/21	$40.91	$11.88
6/30/21	$27.86	$8.20
9/30/21	$27.28	$7.08

FY 2022
12/31/21	$12.82	$7.06
3/31/22	$7.73	$3.80

As of June 14, 2022, there were 43,328,104 outstanding shares of our common stock outstanding held by approximately 550 holders of record.

Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

The provisions in CEL-SCI’s Articles of Incorporation relating to CEL-SCI’s preferred stock would allow CEL-SCI’s directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI’s common stock. The issuance of preferred stock with such rights may make more difficult the removal of management, even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

The market price of CEL-SCI’s common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI’s operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI’s common stock.

SELLING SHAREHOLDERS

CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant or issuance to selected employees of CEL-SCI and other persons of shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the “Selling Shareholders”.

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CEL-SCI has adopted a number of Stock Option, Stock Bonus and Stock Compensation Plans. A summary description of these Plans follows. In some cases, these Plans are collectively referred to as the “Plans”.

Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plans. Only employees of CEL-SCI may be granted options pursuant to the Incentive Stock Option Plans.

Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plans may not be exercisable by its terms after ten years from the date of grant.

The option exercise price is determined by the CEL-SCI’s Compensation Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI’s outstanding shares).

Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities. The option exercise price is determined by CEL-SCI’s Compensation Committee.

Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

Stock Compensation Plans. CEL-SCI’s Stock Compensation Plans provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI, as well as consultants to CEL-SCI, that agree to receive shares of CEL-SCI’s common stock in lieu of all or part of the compensation owed to them by CEL-SCI. However, bona fide services must be rendered by consultants and the services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

2014 Incentive Stock Bonus Plan.CEL-SCI’s 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI when CEL-SCI reaches certain performance goals which are established from time to time by CEL-SCI’s board of directors. The primary purpose of the plan is to 1) align the interests of those CEL-SCI employees whose work is essential to CEL-SCI’s ability to commercialize its patented Multikine technology with those of CEL-SCI’s shareholders through performance based compensation and 2) to tie these key employees to CEL-SCI for the rest of the foreseeable drug development phase of Multikine.

Summary. The following lists, as of June 16, 2022, the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI’s common stock

Name of Plan	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus/ Compensation	Remaining Options/Shares Under Plans
Incentive Stock Option Plans	138,400	75,329	N/A	213
Non-Qualified Stock Option Plans	13,787,200	12,909,350	N/A	455,508
Stock Bonus Plans	783,760	N/A	385,305	398,422
Stock Compensation Plans	634,000	N/A	153,195	462,395
Incentive Stock Bonus Plan	640,000	N/A	614,500	25,500

Shares issuable upon the exercise of options granted to CEL-SCI’s officers and directors pursuant to its stock option plans are being offered by means of this Prospectus. The following table lists the shareholdings of CEL-SCI’s officers and directors and the shares offered by means of this prospectus as of June 16, 2022.

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			Number of Shares Being Offered
Name of Selling Shareholder	Number of Shares Owned		Option Shares (2)	Bonus Shares (1)	Stock Compensation Shares	Number of shares which will be owned on completion of the Offering	Percent of Class
Geert R. Kersten	1,148,411	(3)	770,000	58,000	--	1,090,411	2.52%
Patricia B. Prichep	209,276		455,000	31,000	--	178,276	*
Eyal Talor, Ph.D.	105,847		500,000	31,000	--	74,847	*
Daniel H. Zimmerman, Ph.D.	118,084		240,000	--	--	118,084	*
John Cipriano	63,108		195,000	16,000	--	47,108	*
Peter R. Young, Ph.D.	28,914		192,000	--	--	28,914	*
Bruno Baillavoine	5,973		192,000	--	--	5,973	*
Robert Watson	4,431		192,000	--	--	4,431	*

*	Less than 1%.

(1)	Includes shares awarded pursuant to CEL-SCI’s 2014 Incentive Stock Bonus Plan that have not vested.

(2)	Represents shares issued or issuable upon exercise of stock options. The options held by CEL-SCI’s officers and directors are exercisable at prices of between $1.59 and $70.00 per share.

(3)	Includes shares held in trusts for the benefit of Mr. Kersten’s children, and shares held in the de Clara Trust, for which Mr. Kersten is a beneficiary.

Mr. Kersten is an officer and director of CEL-SCI. Dr. Young, Mr. Baillavoine and Mr. Watson are directors of CEL-SCI. The other persons in the foregoing table are officers of CEL-SCI.

CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this prospectus forms a part with respect to the resale of the shares from time to time in the public market or in privately negotiated transactions.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

CEL-SCI has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised each Selling Shareholder that in the event of a “distribution” of the shares owned by the Selling Shareholder, such Selling Shareholder, any “affiliated purchasers”, and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. CEL-SCI has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the sale of the Shares by any Selling Shareholder.

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DESCRIPTION OF SECURITIES

Common Stock

CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the “common stock”). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI’s assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI’s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of the date of this prospectus no shares of preferred stock were outstanding.

Rights Agreement

In October 2020, CEL-SCI declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of CEL-SCI’s common stock which was outstanding on October 30, 2020. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from CEL-SCI one share of CEL-SCI’s common stock at a price equal to 20% of the market price of CEL-SCI’s common stock on the distribution date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock (i) CEL-SCI is acquired in a merger or other business combination and CEL-SCI is not the surviving corporation, (ii) any person consolidates or merges with CEL-SCI and all or part of CEL-SCI’s common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of CEL-SCI’s consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights

Initially, stockholders will not receive separate certificates for the Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock will carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

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Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

•	15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of CEL-SCI’s outstanding common stock, or

•

15 business days (or such later date as may be determined by action of CEL-SCI’s board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

The earlier of such dates described above is called the “distribution date.”

Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the Rights.

 Exercise and Expiration

The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date. Holders of the Rights will be notified by CEL-SCI that the Rights have become exercisable. The Rights will expire on October 30, 2025, unless the expiration date is extended or unless the Rights are earlier redeemed by CEL-SCI as described below.

Redemption

At any time prior to the distribution date, CEL-SCI’s board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as CEL-SCI’s board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option

At any time after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, CEL-SCI’s board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

Transfer Agent

Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI’s common stock.

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